INDEMNIFICATION AGREEMENT

     THIS AGREEMENT, is made this _____ day of January, 1999, by and between MARK A. CONNER, of 2500 Deer Lake Road, Tallahassee, FL 32312, (hereinafter "Conner") , and PROACTIVE TECHNOLOGIES, INC., a Delaware corporation, whose post office address is 7118 Beech Ridge Trail, Tallahassee, FL 32312. (Hereinafter "PTE" or the "Company")

W I T N E S S E T H

     WHEREAS, on or about January ____, 1999, the parties hereto have executed or will execute a Stock Exchange Agreement whereby Conner will exchange 5,000,00 shares of restricted voting common stock of Proactive Technologies, Inc. (AMEX:PTE) in exchange for 100% of the issued and outstanding shares of Henry Holdings, Inc., a wholly owned subsidiary of PTE.

     WHEREAS, the Company, through its subsidiaries, Proactive First Holdings, Inc., a Florida corporation, successor by Articles of Merger to Jamesmark, Inc., a Florida corporation, Marketprice Properties, Inc., a Florida corporation, North Beach Holdings, Inc., a Florida corporation and Proactive First, Inc., a Florida corporation; Proactive First Holdings, Inc. of Georgia, a Georgia corporation, Proactive First Holdings of Albany, Inc., a Georgia corporation, Barrier Dunes Development Corporation, a Florida corporation, has executed various obligations with various lenders on various property owned by the Company through its subsidiaries, which obligations are in the form of promissory notes secured by underlying mortgages on the various properties; and

     WHEREAS, as part and parcel of the above mentioned obligations secured by property of the Company through its subsidiaries, Conner, and in some cases, Conner's spouse, LISA CONNER, was required on many of the obligations to sign as personal unconditional or conditional guarantor of said obligations.

     WHEREAS, the parties have discussed this agreement and wish to memorialize their agreement in writing.

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

     1.The Company, as part and parcel of the consideration set forth above as well as the consideration of the sale of his 5,000,000 shares of restricted voting common stock, agrees to forever indemnify and hold harmless Mark and/or Lisa Conner from and against any and all claims suits damage or damages and or loss or losses and or action or actions of any kind as a result of and arising out of any liability associated with any debt of the Company on which Mark and/or Lisa Conner remains as a guarantor.

     2.The Company agrees to use all reasonable effort to obtain a legal and binding release, to the satisfaction of Mark and/or Lisa Conner, or their counsel, which removes Mark and/or Lisa Conner as a guarantor from any loan on which they remain, but in the event that said release is not obtained, then the Company agrees as follows:

A.If the Company fails to pay any monthly interest payment or monthly or quarterly principal and interest payment as obligated under any of the aforementioned Notes and Mortgages on any obligation to any lender for a delinquency period of fifteen (15) days, then the Company shall be deemed to be in Default , and the Company agrees to deed any property underlying any unpaid obligation to Conner immediately. In the event Company fails to so deliver a deed for the aforementioned property in recordable form within three
(3) days after the fifteenth day, then Company shall be deemed to be in breach and Conner may be allowed any and all available remedies provided under law, including specific performance.

     3.Representations and Warranties to Survive.   Unless otherwise provided,
all of the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years, with the exception of the indemnification, which shall survive until the notes underlying the personal guaranty of Conner is paid in full. No investigation or lack of investigation made by any party hereto or their representatives shall constitute a waiver of any representations or warranty, and no such representation or warranty shall be merged into Closing.

     4.     Modification.     The Company or Conner may amend, modify, or
supplement this Agreement in any manner as they mutually agree only in writing.

     5.        Assignability.     PTE or Conner may not assign this Agreement
without the express prior written consent of each other.

     6.        Binding Effect.     This Agreement, together with all other
documentation delivered as exhibits or part of this transaction constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, assigns of the parties hereto.

     7.        Governing Law.     This Agreement and Transaction is are made
pursuant to and will be construed under, the laws of Florida.

     8.     Severability.     If any one or more of the provisions of this
Agreement shall, for any reason, be construed to be invalid, illegal or unenforceable under applicable law, this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been contained therein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.


IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement on the date first written above.


"PTE" or "COMPANY"                    "CONNER"
PROACTIVE TECHNOLOGIES, INC.


_________________________________       ___________________________________
By: Arthur G. Weiss, Vice President     By:Mark A. Conner

Signed, sealed and delivered            Signed, sealed and delivered
in the presence of                      in the presence of

____________________________            _____________________________
Unofficial Witness                       Unofficial Witness

____________________________ (SEAL)    _____________________________ (SEAL)
Notary Public                           Notary Public
My commission expires:                  My commission expires:
______________________________          ___________________________